UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Dite, James A.
   4951 Indiana Avenue
   Lisle, IL  60532
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   1/24/01
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Tellabs, Inc.
   TLAB
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chief Accounting Officer
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |2080                  |D               |                                               |
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Common Stock                               |42                    |I               |(1)                                            |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Employee Stock Options (|(2)      |3/27/07  |Common Stock           |3,000    |$19.1875  |D            |                           |
Rights to Buy)          |         |         |                       |         |          |             |                           |
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Employee Stock Options (|(2)      |10/24/07 |Common Stock           |8,000    |$25.2500  |D            |                           |
Rights to Buy)          |         |         |                       |         |          |             |                           |
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Employee Stock Options (|(2)      |10/8/08  |Common Stock           |8,000    |$17.1250  |D            |                           |
Rights to Buy)          |         |         |                       |         |          |             |                           |
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Employee Stock Options (|(2)      |2/24/10  |Common Stock           |9,000    |$51.6875  |D            |                           |
Rights to Buy)          |         |         |                       |         |          |             |                           |
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Employee Stock Options (|(2)      |6/23/10  |Common Stock           |10,000   |$61.8750  |D            |                           |
Rights to Buy)          |         |         |                       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) These shares are held for the benefit of the reporting person in the Tellabs Advantage Program based on a statement dated December29,
2000.
(2) All options become exercisable in cumulative annual installments of 25% on each of the 1st, 2nd, 3rd and 4th anniversaries of the grant
date.
SIGNATURE OF REPORTING PERSON
/s/ James A. Dite
DATE
February 1, 2001